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                                 OMB APPROVAL

                        OMB Number           3235-0104
                        Expires:     December 31, 2001
                           Estimated average burden
                        hours per response ....... 0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
                  1.   Name and Address of Reporting Person*

              Fosseen          Dwayne

              (Last)           (First)            (Middle)

                               c/o Mirenco, Inc.
                                206 May Street

                                   (Street)

              Radcliffe,       IA                 50230

              (City)           (State)            (Zip)

________________________________________________________________________________
            2.   Date of Event Requiring Statement (Month/Day/Year)

                                    5/30/01
________________________________________________________________________________
  3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
                 4.   Issuer Name and Ticker or Trading Symbol

                                 MIRENCO, INC.
________________________________________________________________________________
                5.   Relationship of Reporting Person to Issuer
                             (Check all applicable)

            [X]  Director                             [_]  10% Owner
      [X]  Officer (give title below)           [_]  Other (specify below)

                       CHIEF EXECUTIVE OFFICER & CHAIRMAN

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                               FORM 3 (continued)


________________________________________________________________________________
              6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
         7.   Individual or Joint/Group Filing  (Check applicable line)

                    [X]  Form Filed by One Reporting Person

               [_]  Form Filed by More than One Reporting Person


            Table I -- Non-Derivative Securities Beneficially Owned


                                                  3. Ownership Form:
                        2. Amount of Securities      Direct (D) or
1. Title of Security       Beneficially Owned        Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)              (Instr. 4)                (Instr. 5)           (Instr. 4)
------------------------------------------------------------------------------------------------------------------
   Common Stock                 9,008,700            D
------------------------------------------------------------------------------------------------------------------

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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
                                    5(b)(v).

     Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                     (Over)
                                 (Form 3-07/98)

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                               FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)



                                                                                                 5. Owner-
                                               3. Title and Amount of Securities                    ship
                                                  Underlying Derivative Security                    Form of
                          2. Date Exercisable     (Instr. 4)                                        Derivative
                             and Expiration Date  ---------------------------------  4. Conver-     Security:
                             (Month/Day/Year)              Amount                       sion or     Direct       6. Nature of
                          ------------------               or                           Exercise    (D) or       Indirect
                          Date       Expira-               Number                       Price of    Indirect     Beneficial
1. Title of Derivative    Exer-      tion                  of                           Derivative  (I)          Ownership
   Security (Instr. 4)    cisable    Date      Title       Shares                       Security    (Instr. 5)   (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------

NOT APPLICABLE
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                           Explanation of Responses:



  /s/  Dwayne Fosseen                                           June 11, 2001

        **Signature of Reporting Person                             Date



**   Intentional misstatements or omissions of facts constitute Federal Criminal
                                  Violations.

                   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.